Exhibit 99.(B)(13)(h)

SUB-ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of this 1st day of March, 2006 (the “Effective Date”) by and between Touchstone Advisors, Inc., an Ohio corporation (the “Administrator”) and JPMorgan Chase Bank, N.A. (f/k/a Integrated Fund Services, Inc.), having its principal place of business in Ohio (the “Sub-Administrator”).

THIS AGREEMENT has been amended as of September 17, 2007 to (i) reflect that the Administrator will provide administrative services to Touchstone Institutional Funds Trust (f/k/a Constellation Institutional Portfolios) and the Administrator desires to retain the Sub-Administrator to assist in performing certain administrative services to this Trust, (ii) amend Schedules A and B, (iii) reflect the acquisition of  Integrated Investment Services, Inc. by JPMorgan Chase Bank, N.A., and (iv) amend Article 4 of this Agreement.

WHEREAS, the Administrator and Touchstone Institutional Funds Trust, Touchstone Funds Group Trust, Touchstone Strategic Trust, Touchstone Tax-Free Trust, Touchstone Investment Trust and Touchstone Variable Series Trust  (individually a “Trust” and collectively the “Trusts”) have entered into an Administration Agreement, as amended (the “Administration Agreement”) pursuant to which the Administrator will provide administrative services to the Trusts; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to assist in performing certain administrative services to each series of the Trust (individually a “Fund” and collectively the “Funds”) and the Sub-Administrator is willing to perform such services on the terms and conditions hereinafter set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, Administrator and the Sub-Administrator hereby agree as follows:

ARTICLE 1.                                Retention of the Sub-Administrator.  Administrator hereby retains the Sub-Administrator to furnish the Funds with administrative services as set forth in Article 2 below. The Sub-Administrator hereby accepts such employment to perform the duties set forth below. The Sub-Administrator shall, for all purposes herein, be deemed to be an independent contractor.

ARTICLE 2.                                Sub-Administrative and Accounting Services.  The Sub-Administrator shall perform or supervise the performance by others of the administrative services set forth in Schedule B hereto, including activities related to the Funds’ fiscal year-end financial statement preparation, and made a part of this Agreement.  The Sub-Administrator may sub-contract with third parties to perform certain of the services to be performed by the Sub-Administrator hereunder; provided, however, that the Sub-Administrator shall remain principally responsible to Administrator for the acts and omissions of such other entities.  In meeting its duties hereunder, the Sub-Administrator shall have the general authority to do all acts deemed in the Sub-Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement.

ARTICLE 3.                                Compensation of the Sub-Administrator. The Administrator shall pay to the Sub-Administrator compensation at the annual rate specified in Schedule A to this Agreement until this Agreement is terminated in accordance with Article 5.  Such compensation shall be calculated and accrued daily, and paid to the Sub-Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Sub-Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Sub-Administrator’s compensation for the preceding month shall be made within 30 days after receipt of invoice.  In addition, the Administrator agrees to reimburse the Sub-Administrator for the Sub-Administrator’s reasonable out of pocket expenses in providing services hereunder, so long as Sub-Administrator receives prior consent in writing from the Administrator.

ARTICLE 4.                                Limitation of Liability of the Sub-Administrator.  The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 4, the term “Sub-Administrator” shall include Trustees, officers, employees and other agents of the Sub-Administrator as well as that entity itself.)  Under no circumstances shall the Sub-Administrator be liable to Administrator for consequential, indirect or punitive damages.

So long as the Sub-Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Administrator assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Sub-Administrator in carrying out its duties hereunder; provided, however, with respect to a damage award of a court of competent jurisdiction in connection with a third party claim that arises directly out of a negligent act or omission by the Sub-Administrator or its agents in breach of this Agreement (which act or omission did not constitute willful misfeasance, bad faith or gross negligence or willful disregard of obligations and duties hereunder), the Sub-Administrator shall be responsible for its proportionate share of such damage award (as determined by the court) up to the aggregate amount of fees paid by the Administrator to the Sub-Administrator in the twelve months immediately preceding the date on which the negligence of the Sub-Administrator occurred. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the Administrator may be asked to indemnify or hold the Sub-Administrator harmless, the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Administrator, but failure to do so shall not affect the rights hereunder.  In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for special damages for any act or failure to act under any provision of this Agreement if advised of the possibility thereof.

The Administrator shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If Administrator elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Administrator and satisfactory to the Sub-Administrator, whose approval shall not be unreasonably withheld.  In the event that Administrator elects to assume the defense of any suit and retain counsel, the Sub-Administrator shall bear the fees and expenses of any additional counsel retained by it.  If Administrator does not elect to assume the defense of a suit, it will reimburse the Sub-Administrator for the fees and expenses of any counsel retained by the Sub-Administrator.

The Sub-Administrator may apply to Administrator at any time for instructions and may consult counsel for the Administrator or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator’s duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

Also, the Sub-Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Sub-Administrator be held to have notice of any change of authority of any officers, employee or agent of the Administrator until receipt of written notice thereof from the Administrator.

Nothing herein shall make the Sub-Administrator liable for the performance or omissions of unaffiliated third parties not under the Sub-Administrator’s reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

ARTICLE 5.                                Duration and Termination of this Agreement.   This Agreement shall be in full force and effect upon the Effective Date.  The initial term of this Agreement will end one (1) year after the Effective Date. (“Initial Term”).  Upon conclusion of the Initial Term, this Agreement will automatically remain in full force and effect for a one (1) year renewable term, and for succeeding one (1) year renewable terms thereafter, unless the Agreement is terminated as provided below.  The Administrator or the Sub-Administrator may elect to terminate this Agreement as of the last day of the Initial Term or any renewal term by notifying the other in writing not less than ninety (90) days prior to the end of the then current term.

This Agreement may be terminated only: (a) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (b) as to any Fund or any Trust, effective upon the liquidation of such Fund or Trust, as the case may be.  For purposes of this paragraph, the term “liquidation” shall mean a transaction in which the assets of the Trust or a Fund are sold or otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.  After termination of this Agreement for so long as the Sub-Administrator in fact continues to perform any one or more services contemplated by this Agreement, the provisions of this Agreement, including without limitation the provisions regarding limitation of liability and indemnification, shall continue in full force and effect.

Notwithstanding the foregoing, this Agreement shall terminate automatically upon termination of the Administration Agreement; provided, however, that no such termination of this Agreement shall occur if and to the extent the Administrator or any control affiliate thereof is named as, or otherwise becomes, the successor administrator to a Trust.  If this Agreement is terminated pursuant to this paragraph, and the Administrator proposes or causes, directly or indirectly, a Trust to retain a third party other than the Sub-Administrator to serve as successor administrator or sub-administrator to the Trust, the Sub-Administrator will be entitled to a one time cash payment equal to the net present value of the profits the Sub-Administrator would have earned during the remainder of the then-current term of the contract based on the fee rate set forth in Schedule A hereto applied to the average daily net assets of the Trust during the six month period immediately preceding such termination.

ARTICLE 6.                                Activities of the Sub-Administrator.  The services of the Sub-Administrator rendered to the Administrator are not to be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests.

ARTICLE 7.                                Confidentiality.  The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Administrator and each Trust and its shareholders received by the Sub-Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Sub-Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Administrator or a Trust, which approval may not be withheld where the Sub-Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

ARTICLE 8.                                Certain Records.  The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Trusts shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Trusts and will be made available to or surrendered promptly to the Administrator or the Trusts on request.

In case of any request or demand for the inspection of such records by another party, the Sub-Administrator shall notify the Administrator and follow the Administrator’s instructions as to permitting or refusing such inspection; provided that the Sub-Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Administrator has agreed to indemnify the Sub-Administrator against such liability.

ARTICLE 9.                                Compliance With Governmental Rules and Regulations.  The Sub-Administrator undertakes to comply in all material respects with applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Sub-Administrator hereunder.

ARTICLE 10.                          Representations of the Administrator. The Administrator certifies to the Sub-Administrator that this Agreement has been duly authorized by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

ARTICLE 11.                          Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 12.                          Assignment.  This Agreement shall not be assignable by either party without the prior written consent of the other party.

ARTICLE 13.                          Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party.  No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

ARTICLE 14.                          Notice.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to Administrator, at 303 Broadway, Suite 1100, Cincinnati, Ohio 45202; and if to the Sub-Administrator at 303 Broadway, Suite 1100, Cincinnati, Ohio 45202.

ARTICLE 15.                          Force Majeure.  No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

ARTICLE 16.                          Equipment Failures.  In the event of equipment failures beyond the Sub-Administrator’s control, the Sub-Administrator shall, at no additional expense to the Administrator, take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto.  The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

ARTICLE 17.                          Definitions of Certain Terms.  The terms “interested person” and “affiliated person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

ARTICLE 18.                          Headings.  All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

ARTICLE 19.                          Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 20.                          Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 21.                          Binding Agreement.  This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

ARTICLE 22.                          Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

TOUCHSTONE ADVISORS, INC.

By:	/s/	William A. Dent
Name:	William A. Dent
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/	Roy E. Rogers
Name:	Roy E. Rogers
Title:	Senior Vice President

SCHEDULE A
TO THE SUB-ADMINISTRATION AGREEMENT
DATED SEPTEMBER 17, 2007
BETWEEN
TOUCHSTONE ADVISORS, INC.
AND
JPMORGAN CHASE BANK, N.A.

Fees:                   Pursuant to Article 3, the Administrator shall pay the Sub-Administrator an asset based fee calculated based on the daily net assets of the Trusts.  The asset based fee due to the Sub-Administrator will be deducted and paid to the Sub-Administrator from the Administrator’s monthly fee.  The daily net asset fee is at the following annual rates:

Touchstone Funds Group Trust, Touchstone Strategic Trust, Touchstone Tax-Free Trust, Touchstone Investment Trust (excluding Institutional Money Market Fund)

x.xx% of the average daily net assets of the aggregate of Touchstone Funds Group Trust, Touchstone Strategic Trust, Touchstone Tax-Free Trust, and Touchstone Investment Trust (excluding the Institutional Money Market Fund) up to and including $x billion; x.xxxx% of the next $x billion of average daily net assets and x.xxxx% of all such assets in excess of $xx billion.

Institutional Money Market Fund.

 x.xx% of the Fund’s average daily net assets for sub-administrative services. For fund accounting services, an annual fee based on average daily net assets as follows:

Asset Size	Annual Fee

x - $xxx,xxx,xxx	$	xx,xxx
$xxx,xxx,xxx - $xxx,xxx,xxx	$	xx,xxx
$xxx,xxx,xxx - $xxx,xxx,xxx	$	xx,xxx
$xxx,xxx,xxx - $xxx,xxx,xxx	$	xx,xxx
Over $xxx,xxx,xxx	$	xx,xxx

Touchstone Institutional Funds Trust.

x.xx% of the average daily net assets of the Trust up to and including $x.x billion; x.xx% of the next $x.x billion of average daily net assets; x.xxxx% of the next $x.x billion of average daily net assets; x.xx% of the next $x.x billion of average daily net assets and x.xxxx% of all such assets in excess of $xx billion.

Touchstone Variable Series Trust

x.xx% of the average daily net assets of Touchstone Variable Series Trust up to and including $x billion; x.xxxx% of the next $x billion of average daily net assets and x.xxx% of all such assets in excess of $x billion.

Term:              This amended Schedule shall become effective on September 17, 2007 and shall be subject to the provisions under Article 5.

SCHEDULE B
TO THE SUB-ADMINISTRATION AGREEMENT
DATED SEPTEMBER 17, 2007
BETWEEN
TOUCHSTONE ADVISORS, INC.
AND
JPMORGAN CHASE BANK, N.A.

List of Services

Administrative Services

1.                                       Prepare and file pre- and post-effective amendments to the registration statements and other documents on behalf of the Funds with the Securities and Exchange Commission and other federal and state regulatory authorities as required by law.

2.                                       Coordinate the scheduling of Board of Trustees’ meetings, prepare the appropriate reports to the trustees and record and maintain the minutes.

3.                                       Maintain all books and records of each Fund as required by federal and state laws.

4.                                       Coordinate the preparation, filing and distribution of proxy materials and periodic reports as required by law.

5.                                       Coordinate and monitor third-party services.

6.                                       Establish and maintain procedures for the Trusts’ compliance with federal and state rules and regulations.

7.                                       Provide reports necessary for the Trusts’ investment adviser to monitor compliance with federal and state rules and regulations.

8.                                       Provide officers for the Trusts, if desired.

9.                                       Prepare financial statements and supporting statements, footnotes, per share information and schedule of investments for inclusion in the semiannual and annual reports.

10.                                 Conduct portfolio compliance training for Fund management and the investment adviser.

Accounting Services

1.                                       Calculate net asset value and per share net asset value in accordance with the 1940 Act and the Trusts’ prospectuses.

2.                                       Record all security transactions including appropriate gains and losses from the sale of portfolio securities.

3.                                       Record interest income and dividend income.

4.                                       Record each Fund’s capital share activities based upon purchase and redemption transactions received by the transfer agent.

5.                                       Calculate a daily cash figure for investment purposes.

6.                                       Monitor and seek authorization for payment of expenses of each Fund.

7.                                       Periodically report to each Trust or its authorized agents share purchases and redemptions and trial balances of each Fund.

8.                                       Prepare the necessary supporting computations on a book and tax basis to ensure each Fund complies with the requirements of Section 851 of the Internal Revenue Code.

9.                                       Facilitate and perform tax planning and administration.

10.                                 Monitor all tax compliance calculations to ensure that each Fund qualifies as a regulated investment company pursuant to Subchapter M of the Internal Revenue Code.

11.                                 Assist independent accountants with the annual audit by preparing necessary annual audit work papers.

12.                                 Generate fund performance calculations (including after-tax returns) and automated report dissemination.

13.                                 Maintain complete, accurate and current all records with respect to the Trusts required to be maintained by the Trusts under the Internal Revenue Code of 1986, as amended (the “Code”), and under the rules and regulations of the 1940 Act, and preserve said records in the manner and for the periods prescribed in the Code and the 1940 Act.